July 14, 2020

Re:     Temporary Base Salary Reduction

Dear Suri:

In response to the continuing COVID-19 global pandemic, this letter confirms our agreement regarding a voluntary reduction in Base Salary payable pursuant to the Amended and Restated Executive Employment Agreement, effective as of February 9, 2018, as amended, between yourself and ARC Document Solutions, Inc. (“ARC”) (collectively, the “Executive Agreement”) on terms set forth below. (Terms not otherwise defined in this letter shall have the meaning ascribed to them in the Executive Agreement.)

1.
Effective as of July 5, 2020, Base Salary payable under the Executive Agreement shall be voluntarily reduced by forty-five percent (45%) (the “Base Salary Reduction”) until further agreement between the parties to the Executive Agreement (the “Effective Period”).

2.
Notwithstanding anything to the contrary contained in this letter, if your employment with ARC is terminated by ARC without Cause or by you for Good Reason during the Effective Period, any severance benefits payment to you under the Executive Agreement shall be calculated based on the amount of Base Salary set forth in Section 3(a) of the Executive Agreement, without taking into account the Base Salary Reduction.

Except as specifically amended by this letter, the Executive Agreement remains in full force and effect without modification.

Please confirm your acknowledgement and agreement with the foregoing by signing where indicated below.

Very truly yours,

ARC Document Solutions, Inc.

/s/ Dilantha Wijesuriya________
Dilantha Wijesuriya
Chief Operating Officer

ACKNOWLEDGED AND AGREED:

/s/ Kumarakulasingam Suriyakumar
By: Kumarakulasingam Suriyakumar

12657 Alcosta Blvd., Suite 200 San Ramon, CA 94583 925-949-5100 www.e-arc.com